EXHIBIT 99.1

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Janine Fogal	For immediate release
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Ditech Communications Changes Name to

Ditech Networks

Name Change Reflects Expanded Role in

Voice over IP Network Infrastructures

MOUNTAIN VIEW, Calif., May 18, 2006 – Ditech Communications Corporation (Nasdaq: DITC), a leader in voice quality solutions for communications networks, announced today that it has changed its name to Ditech Networks, Inc. The new name reinforces the company’s key position in telecommunication service providers’ networks, where its technology optimizes voice quality for both circuit-switched and IP-based communication services. Ditech Networks will continue to trade on the NASDAQ National Market under its current symbol, DITC.

“The Ditech Networks name builds on our years of success within the world’s leading voice networks and exemplifies our expanding value proposition across these networks and their borders,” said Tim Montgomery, president and chief executive officer of Ditech Networks. “There is a tectonic shift taking place in service-provider networks, completely transforming how communications services will be delivered. Ensuring optimal voice quality and seamless user experiences has and will remain essential for carriers as they seek to offer a multitude of compelling communications services. Service providers will seek partners, like Ditech Networks, to support the reliable, secure, and consistent delivery of their services as they transition to IP-based networks.”

About Ditech Networks

Ditech Networks supplies voice processing equipment for telecommunication networks around the world. Ditech Networks’ technology solutions include voice, media processing, SIP, and security delivered on carrier-grade scalable platforms to enhance the delivery of communications services over mobile, Voice over IP, and wireline networks. Ditech Networks’s customers are premier network operators including Verizon, AT&T, Orascom Telecom, and others that collectively serve more than 150 million subscribers.

Ditech Networks is headquartered in Mountain View, California. For more information, visit www.ditechnetworks.com.